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                                                                   Exhibit 10.25

                                   WAREHOUSE
                                   SUBLEASE
                   (SEATTLE FILMWORKS MANUFACTURING COMPANY)

     THIS SUBLEASE is between SEATTLE FILMWORKS, INC., a Washington corporation ("Parent") and SEATTLE FILMWORKS MANUFACTURING COMPANY, a Washington corporation ("Subsidiary").

                                   RECITALS

     WHEREAS, Parent is a party to that certain U.S. Government Lease of Real Property, dated September 22, 1995, between Parent and the United States of America ("Lessor"), as amended by the Supplemental Lease Agreement, dated January 1, 1996, between Parent and Lessor (collectively, the "Lease");

     WHEREAS, pursuant to the Lease, Parent currently leases approximately 80,000 square feet of enclosed warehouse space, located in the northern most portion of the 1202 Warehouse, at column markers C46 south to F33 north, west to F33 north, south to G 36 inclusive, Federal Center South, 4735 E. Marginal Way South, Seattle, WA 98134 (the "Leased Real Property");

     WHEREAS, Subsidiary is a wholly-owned subsidiary of Parent; and

     WHEREAS, Parent desires to sublease the portion of the Leased Real Property indicated on Exhibit A hereto (the "Subleased Real Property") to Subsidiary and
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Subsidiary desires to sublease the Subleased Real Property on the terms and conditions set forth herein.

     NOW, THEREFORE, the parties agree as follows:

                                   AGREEMENT

     1.   Sublease.  Parent hereby subleases to Subsidiary and Subsidiary hereby
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subleases from Parent the Subleased Real Property.

     2.   Term.  The term of this Sublease is coextensive with the terms of the
          ----
Lease, provided, however, that Parent may terminate this Sublease term as of the end of any calendar month by giving Subsidiary notice of termination at least 60 days prior to the effective date of termination; on the effective date of termination, Subsidiary shall return to Parent possession of the Subleased Real Property in as good condition as when delivered to Subsidiary under this Sublease.

     3.   Lease Obligations. This Sublease is subject and subordinate to the
          -----------------
Lease, and will become effective when and if Lessor consents. Provisions of the Lease control to the extent, if any, inconsistent with this Sublease. The Subleased Real Property and rights of Subsidiary as provided in this Sublease are intended to include no more or less than whatever rights Subsidiary has under the Lease. Subsidiary agrees to comply with all provisions of the Lease. Subsidiary and Parent each agree not to cause the Lease to be in default. Subsidiary agrees to reimburse Parent to the extent, if any, Subsidiary causes Parent to incur additional rent or other expenses under provisions of the Lease except
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for any increases in rent or other amounts arising from acts beyond the control of Subsidiary.

     4.   Rent. Parent agrees to pay to Lessor all rent when due under the Lease
          ----
during the term of this Sublease. Subsidiary agrees to pay to Parent subrent on the first day of each month during the term of this Sublease of $4,500 per month.

     5.   Parent Warranties. Parent warrants that the Lease is now in full force
          -----------------
and effect, no default exists on the part of Parent under the Lease and the Subsidiary will have and quietly enjoy possession of the Subleased Real Property for the term of this Sublease as long Subsidiary is not in default under this Sublease or the Lease.

     6.   Subsidiary Indemnity. Except for Parent's obligation to pay rent under
          --------------------
paragraph 4 above, Subsidiary agrees to indemnify, defend and hold harmless Parent and all of its officers, directors, employees and agents from and against all claims, suits, actions, demands, damages, obligations, liabilities, costs, taxes and expenses (including attorney's fees) arising during the Sublease term under the Lease or from any act or omission or real property damage or injury to or death of any person on or in or to the Subleased Real Property arising during the Sublease term. Subsidiary assumes all risk of loss, damage, destruction, alteration or other matter affecting personal real property and equipment on or in the Subleased Real Property.

     7.   Parent Indemnity. Except for Subsidiary's obligation to pay rent under
          ----------------
paragraph 4 above, Parent agrees to indemnify, defend and hold harmless Subsidiary and all of its officers, directors, employees and agents from and against all claims, suits, actions, demands, damages, obligations, liabilities, costs, taxes and expenses (including attorney's fees) arising prior to the Sublease term under the Lease or from any act or omission or real property damage or injury to or death of any person on or in or to the Subleased Real Property occurring prior to the Sublease term.

     8.   Notices. All notices and consents under this Sublease will be
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ineffective unless in writing, delivered in person or mailed by certified or registered mail return receipt requested postage prepaid, to an officer of the receiving party at its address below or to such other address as the receiving party may notify the sender beforehand referring to this Sublease, and will be deemed given when so delivered if delivered or three days after placed in the mail if so mailed.

     9.   General. Each party is an independent contractor, no party is an agent
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of any other party, and no party has any right to bind or obligate any other party. This Agreement binds and inures to the benefit of the parties, their heirs, personal representatives, successors and assigns; except that no party may assign or delegate any right or duty under this Agreement without the prior written consent of all others. If any provision of this Agreement is held invalid by a court of competent jurisdiction, all other provisions will remain in fully force and effect. This Agreement is governed by and will be interpreted, construed and enforced in accordance with all laws of the State of Washington. Headings are for convenience only, and do not affect, limit or control the meaning, effect or application of any provision of this Agreement. No consent to or waiver of any breach or default under or affected in any way by this Agreement will be deemed a consent or waiver of any other right, obligation, breach or default. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute the same agreement whether or not all parties execute each counterpart.

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     IN WITNESS WHEREOF, the parties have executed this Sublease as of September
26, 1999.

SEATTLE FILMWORKS, INC.


By: /s/ Gary R. Christophersen
 Its: President
       1260 - 16th Avenue West
       Seattle, Washington 98119

SEATTLE FILMWORKS MANUFACTURING COMPANY


By: /s/ Loran Cashmore Bond
 Its: Chief Financial Officer (Interim)
       1260 - 16th Avenue West
       Seattle, Washington 98119

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